Exhibit 10.1

December 16, 2005

Mr. Thomas F. Farrell, II
Dominion Resources, Inc.

Dear Tom:

The purpose of this letter agreement is to amend the letter agreement between you and the Company dated February 27, 2003 (the "Agreement"). In recognition of your election as Chief Executive Officer of Dominion effective as of January 1, 2006 and your agreement to serve in such position, the Board of Directors has approved an amendment to your Agreement to include a new section as follows:

E. Benefits Upon Involuntary Termination

In the event your employment is involuntarily terminated without cause (as defined in your Employment Continuity Agreement) before you reach age 55, any unvested restricted stock granted to you before your election as Chief Executive Officer shall vest upon termination. This provision will not apply to any equity awards made on or after January 1, 2006. Furthermore, you will be entitled to participate in retiree medical coverage without regard to your age or service to the same extent as retired employees under the terms of the plan offered at such time by the company to its retired employees.

Signatures

If you agree with the terms and conditions set forth above, please indicate your acceptance by signing and returning one copy of this letter to me. You should retain the other copy for your records.

Sincerely yours,

/s/ Dr. Frank S. Royal
Dr. Frank S. Royal
Chairman, Organization, Compensation
and Nominating Committee
Dominion Resources, Inc.

Accepted: /s/ Thomas F. Farrell, II
                Thomas F. Farrell, II

Date: December 16, 2005